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As filed with the Securities and Exchange Commission on February 7, 1997
Registration No. 33-93128
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 2 ON
                                   FORM S-3 TO
                                    FORM S-1

             Registration Statement Under The Securities Act of 1933

                                  APPLIX, INC.
                                  ------------
             (Exact name of registrant as specified in its charter)


         Massachusetts                                        04-2781676
         -------------                                        ----------
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            Identification No.)


                                112 TURNPIKE ROAD
                       WESTBORO, MASSACHUSETTS 01581-2831
                                 (508) 870-0300
                              --------------------

   (Address, including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                            PATRICK J. SCANNELL, JR.
                    VICE PRESIDENT, FINANCE & ADMINISTRATION
                      CHIEF FINANCIAL OFFICER AND TREASURER
                                  APPLIX, INC.
                                112 TURNPIKE ROAD
                       WESTBORO, MASSACHUSETTS 01581-2831
                                 (508) 870-0300
                              --------------------

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                    COPY TO:

                            PATRICK J. RONDEAU, ESQ.
                                  HALE AND DORR
                                 60 STATE STREET
                           BOSTON, MASSACHUSETTS 02109

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box:                                                                       [ ]

                         ------------------------------




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     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box:                               [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering: 33-                [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering: 33-                                                 [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box:                                            [ ]






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     This Post-Effective Amendment No. 2 on Form S-3 to the Registration
Statement on Form S-1, as filed with the Commission on January 12, 1995, and as amended on April 15, 1996 (the "Registration Statement"), is being filed for the purpose of deregistering all of the remaining shares of Common Stock, $.0025 par value per share, of Applix, Inc. registered pursuant to the Registration Statement and terminating the Registration Statement.

























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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 on Form S-3 to Registration Statement on Form S-1, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westboro, Commonwealth of Massachusetts this 7th day of February, 1997.

                        APPLIX, INC.

                        By: /s/ Patrick J. Scannell, Jr.
                           -----------------------------
                           Patrick J. Scannell, Jr.
                           Executive Vice President, Finance & Administration, Chief Financial Officer and Treasurer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 7th day of February, 1997.


       Signature                                   Title
       ---------                                   -----

/s/ Jitendra S. Saxena*                 President and Chief Executive
-----------------------------------     Officer and Director (Principal
Jitendra S. Saxena                      Executive Officer)



/s/ Patrick J. Scannell, Jr.            Executive Vice President, Finance
-----------------------------------     & Administration, Chief
Patrick J. Scannell, Jr.                Financial Officer and
                                        Treasurer (Principal Financial
                                        and Accounting Officer)

/s/ Richard J. Davis*                   Director
-----------------------------------
Richard J. Davis


/s/ Paul J. Ferri*                      Director
-----------------------------------
Paul J. Ferri

/s/ Alain J. Hanover*                   Director
-----------------------------------
Alain J. Hanover

/s/ David C. Mahoney*                   Director
-----------------------------------
David C. Mahoney


*By: /s/ Patrick J. Scannell, Jr.
    ------------------------------
      Patrick J. Scannell, Jr.
      Attorney-in-Fact




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